Exhibit 21.1

Subsidiaries of the registrant

Bank subsidiary

Heritage Bank of Commerce -- State of Incorporation, California

Non-bank subsidiaries

1. Heritage Capital Trust I

2. Heritage Statutory Trust I

3. Heritage Statutory Trust II

4. Heritage Statutory Trust III